SECURITIES AND EXCHANGE COMMISSION
				WASHINGTON, DC  20549

				___________________

				SCHEDULE 13G

		INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND13d-2
			UNDER THE SECURITIES EXCHANGE ACT OF 1934

				(Amendment No. 2)

			INTEREP NATIONAL RADIO SALES, INC.
				(Name of Issuer)


			Class A Common Stock, $.01 Par Value
			  (Title of Class of Securities)


				   45866V109
				 (CUSIP Number)

January 31, 2002


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[ ]  Rule 13d-1 (b)
	[X]  Rule 13d-1 (c)
	[ ]  Rule 13d-1 (d)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D



	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

GDK, Inc.
	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  o
	(b)  o
	3
SEC USE ONLY

	4
SOURCE OF FUNDS*

WC
	5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
or 2(e)	o


	6
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
	7
SOLE VOTING POWER
0
BENEFICIALLY
OWNED BY
	8
SHARED VOTING POWER
0
EACH
REPORTING
	9
SOLE DISPOSITIVE POWER

0
PERSON
WITH
	10
SHARED DISPOSITIVE POWER
0
	11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
	12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	o


	13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
	14
TYPE OF REPORTING PERSON*


CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D



	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Caxton Associates, L.L.C.
	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  o
	(b)  o
	3
SEC USE ONLY

	4
SOURCE OF FUNDS*

Not Applicable
	5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
or 2(e)	o


	6
CITIZENSHIP OR PLACE OF ORGANIZATION

United States
NUMBER OF
SHARES
	7
SOLE VOTING POWER
0
BENEFICIALLY
OWNED BY
	8
SHARED VOTING POWER
0
REPORTING
	9
SOLE DISPOSITIVE POWER

0
PERSON
WITH
	10
SHARED DISPOSITIVE POWER
0
	11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
	12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	o


	13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
	14
TYPE OF REPORTING PERSON*


CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

 SCHEDULE 13D



	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Bruce S. Kovner
	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  o
	(b)  o
	3
SEC USE ONLY

	4
SOURCE OF FUNDS*

Not Applicable
	5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
or 2(e)	o


	6
CITIZENSHIP OR PLACE OF ORGANIZATION

United States
NUMBER OF
SHARES
	7
SOLE VOTING POWER
0
BENEFICIALLY
OWNED BY
	8
SHARED VOTING POWER
0
EACH
REPORTING
	9
SOLE DISPOSITIVE POWER

0
PERSON
WITH
	10
SHARED DISPOSITIVE POWER
0
	11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
	12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	o


	13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
	14
TYPE OF REPORTING PERSON*


IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).	Name of Issuer:
		Interep National Radio Sales, Inc.

Item 1 (b).	Address of Issuer's Principal Executive Offices:
		100 Park Avenue
		New York, NY  10017

Item 2 (a).	Name of Person Filing:
(i) GDK, Inc. ("GDK")
(ii) Caxton Associates, L.L.C. ("Caxton Associates"). Caxton Associates is the trading advisor to GDK and, as such, has voting and dispositive power with respect to the investments of GDK.
(iii) Mr. Bruce S. Kovner. Mr. Kovner is the Chairman of Caxton Associates and the Chairman and sole owner of Caxton Corporation. Caxton Corporation is the Managing Member and majority owner of Caxton Associates. Caxton Associates is the trading advisor to GDK and, as such, has voting and dispositive power with respect to the investments made by GDK. Mr. Kovner may be deemed beneficiary to own the securities of the Issuer owned by GDK.

Item 2 (b).	Address of Principal Business Office or, if None, Residence:
(i) The address of GDK, Inc. is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.
(ii) The address of Caxton Associates is Princeton Plaza, Building 2,
731 Alexander Road, Princeton, NJ 08540.
(iii) 	The business address of Mr. Kovner is 667 Madison Avenue, New York,
NY  10021.

Item 2 (c).	Citizenship:
(i) GDK is a British Virgin Islands Corporation.
(ii) Caxton Associates is a Delaware limited liability company.
(iii)	Mr. Kovner is a United States citizen.

Item 2 (d).	Title of Class of Securities:
		 Common Stock Class A

Item 2 (e).	CUSIP No: 45866V109


Item 3.		If this statement is filed pursuant to Sec. 240.13d-1(b) or
240.13d-2(b)
or (c), check whether the person filing is a:
		Not applicable.

Item 4.		Ownership
		(a) Amount beneficially owned:

		The amount of shares of Common Stock beneficially owned by GDK is 0. The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates by reason of its voting and dispositive powers is 0.

		(b) Percent of Class: GDK beneficially owns 0% of the Class of Common Stock. By reason of its voting and dispositive powers, Caxton Associates is deemed to beneficially own 0% of the Class of Common Stock.

		(c)  Number of shares as to which GDK has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  0
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)  Shared power to dispose or to direct the disposition of:  0

	Number of shares as to which Caxton Associates has:
	(i)     Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote:  0
	(iii)   Sole power to dispose or to direct the disposition of:  0
	(iv)	Shared power to dispose or to direct the disposition of:  0

	Number of shares as to which Mr. Kovner has:
	(i)     Sole power to vote or to direct the vote: 0
	(ii)	   Shared power to vote or to direct the vote:  0
	(iii)   Sole power to dispose or to direct the disposition of:   0
	(iv)	   Shared power to dispose or to direct the disposition of:  0

Item 5.	Ownership of Five Percent or Less of a Class.

	If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, Check the following: [X]


Item 6.	Ownership of More than Five Percent on Behalf of Another
	Person.
	Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
	the Security Reported on the Parent Holding Company.
	Not Applicable.


Item 8.	Identification and Classification of Members of the Group.
	Not Applicable.

Item 9.	Notice of Dissolution of Group.
	Not Applicable.

Item 10.	Certification.
	By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


January 31, 2002



GDK, Inc.


By:/s/Maxwell Quin
      Name:  Maxwell Quin
      Title: Vice President & Secretary


By:/s/Joseph Kelly
      Name:  Joseph Kelly
      Title: Vice President and Secretary


CAXTON ASSOCIATES, L.L.C.


By:/s/Scott B. Bernstein
      Name:  Scott B. Bernstein
      Title:    Secretary


/s/Bruce S. Kovner
Bruce S. Kovner, by Scott B. Bernstein as
Attorney-in-Fact



JOINT ACQUISITION STATEMENT

			PURSUANT TO RULE 13d-1(k)(l)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  January 31, 2002			GDK, INC.

               			      By:/s/Joseph Kelly
				      Name:  Joseph Kelly
				      Title:    Vice President & Treasurer

				      By:/s/Maxwell Quin
				      Name:  Maxwell Quin
				      Title:    Vice President & Secretary


					CAXTON ASSOCIATES, L.L.C.

				      By:/s/Scott B Bernstein
				      Name:  Scott B. Bernstein
				      Title:    Secretary


			              /s/Bruce S. Kovner
   				      Bruce S. Kovner, by Scott B. Bernstein
				      as Attorney-in-Fact